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                                                                    Exhibit 4.7

                                PROMISSORY NOTE

$1,000,000.00                                Date: October 14, 1997

For value received, the undersigned American Telesource International, Inc.
(the "Borrower"), at 12500 Network Blvd, Suite 407, San Antonio, Texas 78249, promises to pay to the order of Four Holdings, Ltd., (the "Lender"), at P.O. Box 150, Design House, Leeward Highway, Providenciales, Turks & Caicos Islands, B.W.I., (or at such other place as the Lender may designate in writing) the sum of $1,000,000.00 with interest from October 14, 1997, on the unpaid principal at the rate of 13.00% per annum.

In addition, the Lender shall receive 250,000 Common Stock Purchase Warrants (the "Warrants") of the Borrower (see Attachment "A"). Said warrants will be priced at $3.56 per warrant and will be callable after a period not less than 12 months when the closing price of the Borrower's stock has closed over $10.00 for a period of 30 or more consecutive days.

Unpaid principal after the Due Date shown below shall accrue interest at a rate of 21.00% annually until paid.

The unpaid principal and accrued interest shall be payable in quarterly installments beginning on January 14, 1998, and continuing until October 14, 2004 (the "Due Date"), at which time the remaining unpaid principal or principal and interest shall be due in full.

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

The Borrower promises to pay a late charge of $2,500.00 for each installment that remains unpaid more than 10-day (s) after its due date. This late charge shall be paid as liquidated damages in lieu of actual damages, and not as a penalty.

If any installment is not paid when due, the remaining unpaid balance and accrued interest shall become due immediately at the option of the Lender.

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the due date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

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1)   the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

2)   the filing of bankruptcy proceedings involving the Borrower as a Debtor;

3)   the application for appointment of a receiver for the Borrower;

4) the making of a general assignment for the benefit of the Borrower's creditors;

5)   the insolvency of the Borrower; or

6) the misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

The company shall not effect any such consolidation or merger unless prior to or simultaneously with the consummation thereof the survivor or successor corporation resulting from such consolidation or merger shall assume by written instrument delivered to the Lender all obligations present and due under the terms of the Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

This Note shall be construed in accordance with the laws of the State of Texas.

Signed this _______day of _______________, 19_____, at _______________________,
__________________________.


Borrower:
American Telesource International, Inc.



By:
   -----------------------------------
     H. Douglas Saathoff
     Chief Financial Officer